AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 1995.
                                             REGISTRATION NO. 33-


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933


                         SHOWBOAT, INC.
     (Exact name of registrant as specified in its charter)


       NEVADA                                    88-0090766
  (State or other                             (I.R.S. Employer
  jurisdiction of                            Identification No.)
  incorporation or
   organization)

                       2800 FREMONT STREET
                     LAS VEGAS, NEVADA 89104
                         (702) 385-9141
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

                      JOHN N. BREWER, ESQ.
                KUMMER KAEMPFER BONNER & RENSHAW
                   3800 HOWARD HUGHES PARKWAY
                          SEVENTH FLOOR
                     LAS VEGAS, NEVADA 89109
                         (702) 792-7000
        (Name, address, including zip code, and telephone
       number, including area code, of agent for service)

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                 CALCULATION OF REGISTRATION FEE
 Title of each class of  Amount to be   Proposed     Proposed     Amount of
    securities to be      registered    maximum      maximum     Registration
       registered                       offering    aggregate        Fee
                                       price per     offering
                                       Warrant or    price(1)
                                        Share(1)

COMMON STOCK, $1.00 PAR
VALUE                     150,000(2)   $23 3/4      $3,562,500    $1,250

WARRANTS TO PURCHASE
COMMON STOCKS             150,000(2)   (3)          (3)           (3)

(1) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457.

(2) 150,000 shares of common stock registered hereby and issuable upon exercise of warrants ("Warrants") issued to Selling Security Holders pursuant to Rule 416, any shares of Common Stock issued under the Anti-dilution provisions of the Warrants are deemed to be registered herewith.

(3)  No Registration Fee required.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITY ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

       SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 1995

PROSPECTUS
________, 1995
                         SHOWBOAT, INC.
                 150,000 Shares of Common Stock

     This Prospectus relates to (i) warrants to purchase 150,000 shares of common stock (the "Warrants") of Showboat, Inc., a Nevada corporation (the "Company"); and (ii) 150,000 shares (the "Shares") of common stock, $1.00 par value (the "Common Stock"), of the Company, issuable upon the exercise of the Warrants. The Warrants and the Shares are being offered for sale, pursuant to this Prospectus, from time to time, by or for the account of the security holders named herein (the "Selling Security Holders"). See "Selling Security Holders." The Company will not receive any of the proceeds of the offering, except for the receipt of the exercise price of the Warrants upon exercise of the Warrants. See "Use of Proceeds."

     Each Warrant entitles its holder to purchase one share of Common Stock of the Company at a price of $15.50. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment upon certain events. The Warrants expire on May 6, 1999. The exercise price of the Warrants will be payable, at the holder's option either in cash, certified check or by surrender of debt or preferred equity securities of the Company. In the alternative, each holder of Warrants may exercise its right to receive Shares on a net basis, without the exchange of any funds. See "Description of Warrants."

     The Selling Security Holders either directly, through agents designated or to be designated from time to time by them, or through underwriters or dealers, may sell the Warrants and Shares from time to time on terms to be determined by the Selling Security Holders at the time of sale. To the extent required by applicable law, the specific amount of the Warrants and Shares sold, the names of the Selling Security Holder, the respective purchase price and public offering price, the name of such agents, underwriters or dealers, and any applicable commission or discount with respect to a particular offer will have to be set forth in a Prospectus Supplement or an amendment to the Registration Statement of which this Prospectus is a part. The Selling Security Holders may also seek, to the extent permitted by applicable laws, to sell the Warrants and Shares in transactions under Rule 144 of the Securities Act of 1944, as amended (the "Securities Act"). See "Selling Security Holders" and "Plan of Distribution."

     All expenses of this offering, other than commissions or discounts of broker-dealers, will be borne by the Company. It is estimated that such expense to be borne by the Company, including accounting and legal fees) will approximate $21,750.

     The Selling Security Holders and any broker-dealers, agents, underwriters or dealers that participate with the Selling Security Holders in the distribution of the Warrants and Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Warrants and Shares purchased by them may be deemed to be underwriting commissions and discounts under the Securities Act.

     The  Common  Stock is listed on the New York Stock  Exchange
(the "NYSE"). On September 6, 1995, the last reported sale price of the Common Stock on the NYSE Composite Tape was $23 3/4. The
Warrants are not listed on any exchange.

     SEE  "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT
PROSPECTIVE  INVESTORS SHOULD CONSIDER PRIOR TO AN INVESTMENT  IN
THE SHARES.

  NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING
     CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION
           NOR ANY OTHER GAMING REGULATORY AGENCY WITH
          WHICH THE COMPANY IS LICENSED OR HAS APPLIED
           FOR A LICENSE, HAS PASSED UPON THE ADEQUACY
              OR ACCURACY OF THIS PROSPECTUS OR THE
               INVESTMENT MERIT OF THE SECURITIES
               OFFERED HEREBY.  ANY REPRESENTATION
                   TO THECONTRARY IS UNLAWFUL.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND      EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
       SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
          THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
             ANY REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

     NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SECURITY HOLDERS, OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                      AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the New York Regional Office of the Commission, 7 World Trade Center, 13th Floor, New York, New York 10048; and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the NYSE. Reports, proxy statements, and other information concerning the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Warrants and the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions which have been omitted as permitted by the regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are hereby incorporated herein by reference:

     (i) The Company's Annual Report on Form 10-K for the Year Ended December 31, 1994 (File No. 1-7123);

     (ii) The Company's Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 1995 and June 30, 1995 (File No. 1-7123); and

     (iii)  The  Company's Current Report on Form  8-K  dated
            March 31, 1995 (File No. 1-7123).

     In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(b) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of securities made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from H. Gregory Nasky, Secretary, Showboat, Inc., 2800 Fremont Street, Las Vegas, Nevada 89104 (telephone (702) 385-9141).

                           THE COMPANY

     AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" OR "SHOWBOAT" REFERS TO SHOWBOAT, INC. AND ITS SUBSIDIARIES. SEE "RISK FACTORS" FOR FACTORS A PROSPECTIVE INVESTOR SHOULD CONSIDER IN EVALUATING THE COMPANY BEFORE PURCHASING THE SHARES OR WARRANTS.

     Showboat owns and operates the Atlantic City Showboat and the Las Vegas Showboat. In addition to its existing facilities, Showboat maintains an active development program to identify and develop gaming opportunities in existing and emerging gaming venues. Showboat has announced expansion opportunities in Sydney, Australia, East Chicago, Indiana and St. Louis, Missouri. Showboat generated income from operations of consolidated subsidiaries before depreciation and amortization plus equity in earnings from all unconsolidated subsidiaries of $80.2 million, $68.7 million and $68.5 million during the years ended December 31, 1994, 1993 and 1992, respectively.

     Showboat's marketing and operating strategy is to develop a high volume of traffic through its casinos, emphasizing slot machine play. The Atlantic City Showboat targets the drive-in customer by providing competitive games and excellent service in an attractive and convenient facility. Customers are attracted to the Las Vegas Showboat by competitive slot machines, bingo, moderately priced food and accommodations, a friendly "locals"
atmosphere and a 106-lane bowling center. The Atlantic City Showboat was voted "best casino" in 1995 for the second straight year by the readers of the Southern New Jersey COURIER POST, and the Las Vegas Showboat was voted "best in Las Vegas" for slot machines, video poker, bingo, keno and bowling in 1994 by the readers of the LAS VEGAS REVIEW JOURNAL. At future venues, Showboat will modify its marketing strategies to maximize casino revenues by focusing on a specific venue's unique location and demographics.

     Showboat's development strategy is to identify new and existing gaming opportunities with strong demographics, in attractive and accessible locations, and which Showboat believes will meet or exceed Showboat's return on investment objectives. In 1993, Showboat created a Development and Management Services Division to investigate and secure new properties in the United States and around the world. Showboat's Development and Management Services Division also provides management services to support new facilities upon opening, including human resources, marketing, design and construction, management information systems, regulatory compliance and operating and financial services.

THE ATLANTIC CITY SHOWBOAT

     Since March 30, 1987, Showboat has operated the Atlantic City Showboat fronting the Boardwalk in Atlantic City, New Jersey. The Atlantic City Showboat is located at the eastern end of the Atlantic City Boardwalk on approximately 13 acres. Access to the Atlantic City Showboat's four-story podium, which houses the casino and a 20-story hotel tower, is provided by two main entrances, one on the Boardwalk and one on Pacific Avenue, which runs parallel to the Boardwalk. Adjacent to the casino, is a newly constructed 17-story hotel tower containing 284 hotel rooms. The Atlantic City Showboat has been designed to promote ease of customer access to the casino and all other public areas of the casino hotel.

     The Atlantic City Showboat contains two public levels. Two pairs of large escalators directly accessible from the two ground level entrances and six elevators provide easy access to the second level. Public areas located on the ground level, in addition to the approximately 95,000 square feet of gaming space, include a show lounge, five restaurants, two cocktail lounges, a pizza snack bar, an ice cream parlor and two shops. Public areas located on the second level include a buffet, a coffee shop, a private Players Club, a beauty salon, a health spa, approximately 2,000 square feet of space for video games, approximately 27,000 square feet of meeting rooms, convention, board room and exhibition space and the 60-lane bowling center, including a snack bar and cocktail lounge.

     The casino features approximately 3,000 slot machines, 116 table games, a horse race simulcast facility, and a keno facility. The 20-story hotel tower features 516 guest rooms and the adjacent 17-story hotel tower features 284 guest rooms. Many of the guest rooms in both towers have a view of the ocean. Included in the number of guest rooms are 59 suites, 40 of which have ocean-front decks. A nine-story parking garage is located on-site at the Pacific Avenue entrance. The facility provides self-parking for approximately 2,000 cars and a 14-bus depot integrated within the casino podium. In addition, on-site underground parking accommodates valet parking for approximately 500 cars. Two stories of the four story podium are occupied by kitchens, storage for food and other perishables, surveillance and security areas, an employee cafeteria, computer equipment and executive and administrative offices.

     The Atlantic City Showboat recently completed a three-phase, $91.3 million expansion project which made the facility one of the largest casinos in Atlantic City by adding 20,000 square feet of casino space. The expansion also included the construction of the new 284-room hotel tower.

     Adjacent to the Atlantic Showboat is the Taj Mahal Casino Hotel (the "Taj Mahal"). The Taj Mahal is the largest casino in Atlantic City and is connected to both the Atlantic City Showboat and Merv Griffin's Resorts International Casino Hotel by pedestrian passageways. These three properties form an "uptown casino complex" in which patrons can pass from property to property, either on the ocean-front Boardwalk or through the pedestrian connectors.

THE LAS VEGAS SHOWBOAT

     The  Las  Vegas  Showboat includes an  approximately  78,000 square foot casino centrally located in a 453-room 18-story hotel, featuring a 106-lane bowling center, a buffet, a coffee shop, a 1,300-seat bingo parlor garden, a showroom and two specialty restaurants. The casino features approximately 1,900 slot machines, 31 table games and a keno facility. In addition, 8,300 square feet of meeting room area is available with a seating capacity of 1,000 persons. Showboat also owns and operates a 33-room motel directly across from the hotel. The Las Vegas Showboat covers approximately 26 acres and is approximately two and one-half miles from the hotel casinos located in downtown Las Vegas or on the "Strip."

     Showboat has commenced an $18.5 million renovation of the Las Vegas Showboat which will improve the quality of the casino space and which Showboat believes will improve its competitive position. Approximately 30,000 square feet or 40% of the casino space has been closed due to the renovation, which closure will cause a significant disruption in operations and earnings at the Las Vegas Showboat.

     The Las Vegas Showboat sponsors a variety of special events designed to produce a high volume of traffic through the casino.
The   Las  Vegas  Showboat  had  sponsored  events  such  as  the
Professional Bowlers Association tour and Superstar Bingo, a high-stakes bingo game, and provided the site for the annual High
Rollers  Million  Dollar  Bowling  Tournament.   The  Las   Vegas
Showboat  also regularly hosts small conventions and groups.   In
addition, the Las Vegas Showboat provides a slot club, the Officer's Club, which is designed to attract and reward frequent slot players at the Las Vegas Showboat.

EXPANSION OPPORTUNITIES

     Showboat is actively pursuing expansion opportunities in emerging gaming markets throughout the United States and internationally, including land-based casinos, riverboats and Native American gaming. Announced expansion opportunities include:

  SYDNEY, NEW SOUTH WALES, AUSTRALIA

     The New South Wales Casino Control Authority selected Sydney Harbour Casino Pty Limited ("SHCP"), a subsidiary of Sydney Harbour Casino Holdings ("SHCL"), a corporation in which Showboat currently owns 26.3% of the equity, as the licensee to develop, construct and operate the single full-service casino with slot
machines  and  table  games in New South Wales,  Australia.   The
casino license has a term, subject to earlier termination, of 99 years, and provides to SHCP the exclusive right to operate a full-service casino in New South Wales for 12 years commencing upon the opening of its temporary casino.

     The Sydney Harbour Casino will begin operations in a temporary casino which will be located at Pyrmont Bay on Wharves 12 and 13 in an existing building which will be renovated to permit the operation of a casino. The temporary casino is anticipated to open in September 1995 and is expected to contain approximately 500 slot machines, 150 table games (30 of which are expected to be located in a private gaming room) and, subject to certain approvals, keno. Additional amenities are expected to include cocktail lounges, specialty restaurants, retail shops and on-site parking for 428 cars.

     The permanent Sydney Harbour Casino is expected to be open in early 1998. Based on the maximum allowable number of table games, the permanent Sydney Harbour Casino will rank as one of the largest casinos in the world. The Sydney Harbour Casino will be located less than one mile from the Sydney central business district on an eight-acre waterfront site on Pyrmont Bay next to Darling Harbour. The Sydney Harbour Casino will feature approximately 136,000 square feet of casino space, including an approximately 20,000 square foot private gaming area to be located on a separate level which will target a premium clientele. The Sydney Harbour Casino will have approximately
1,500 slot machines and 200 table games, including 20 slot machines and 30 table games in the private gaming area. The Sydney Harbour Casino will also contain 14 restaurants, 12 cocktail lounges, a deluxe 2,000-seat lyric theater, a 700-seat cabaret style theater and extensive public areas. The Sydney Harbour Casino complex will include a 352-room hotel tower and an adjacent condominium tower containing 139 privately owned luxury units with full hotel services. The complex will also include extensive retail facilities, a station for Sydney's proposed light rail system, a bus terminal, docking facilities for commuter ferries and parking for approximately 2,500 cars.

  EAST CHICAGO, INDIANA

     On  January  31,  1994, the Showboat Marina Partnership,  an
Indiana general partnership ("SMP"), was formed by Showboat Indiana Investment Limited Partnership, a Nevada limited partnership ("Showboat Indiana") and Waterfront Entertainment and Development, Inc., an Indiana corporation ("Waterfront"), for the purpose of applying for a riverboat gaming license, designing, constructing, owning and operating a riverboat casino ("East Chicago Riverboat") and related facilities in East Chicago, Indiana. SMP is owned 55% by Showboat Indiana and 45% by
Waterfront. The East Chicago Riverboat will be located approximately 20 minutes from downtown Chicago, Illinois and approximately 3 miles from the Chicago city limits. The Partnership anticipates that licensing hearings for SMP will commence in the Fall of 1995 with an anticipated commencement of gaming operations in late 1996.

     SMP expects to award a construction contract to construct the East Chicago Riverboat and related facilities immediately following the issuance of the certificate of suitability by the Indiana Gaming Commission and receipt of necessary approvals to commence construction. The Army Corps of Engineers denied and returned for further modification SMP's application for the East Chicago Project. Preliminary plans for the East Chicago Riverboat contemplated an approximately 55,800 square feet of casino space on two levels and will feature approximately 2,000 slot machines and 70 table games. The East Chicago Riverboat and related facilities will cost approximately $170 million. Subject to available resources, Showboat expects to invest approximately $35 million. Under the current limited partnership agreement Showboat will receive a 12% preferred return on its investment prior to additional partnership distribution.

  ST. LOUIS, MISSOURI

     On May 1, 1995, the Southboat Limited Partnership, a Missouri limited partnership ("SLP"), was formed by Showboat Lemay, Inc., a Nevada corporation wholly-owned by Showboat, and Futuresouth, Inc., an unrelated Missouri corporation ("Futuresouth") for the purpose of designing, developing, constructing, owning and operating a riverboat casino (the "Southboat Casino") and related facilities (collectively, the " Southboat Project") to be located on approximately 29 acres at the southernmost portion of the St. Louis County Port Authority Site on the Missouri River near Lemay, Missouri. The Southboat Project is intended to contain a multi-level gaming and entertainment facility within a New Orleans-themed barge complex. The SLP is owned 80% by Showboat Lemay, Inc., the sole general partner, and 20% by Futuresouth, the sole limited partner. The total cost of the Southboat Project is anticipated to be approximately $115 million. Subject to available financial resources, Showboat expects to invest approximately $22.4 million in the SLP and will help the SLP obtain the remaining amount through debt financings. In the event SLP is granted a gaming license, it will commence gaming operations approximately one year following the licensing hearings.

     Showboat or an affiliate of Showboat shall provide management services to the Southboat Project in exchange for a management fee of 5 1/4% of the net gaming revenues of the Southboat Project, 2% of gross food and beverage revenue of the Southboat Project and an additional incentive fee of 20% of all earnings before interest expense, income taxes, property taxes, ground lease rent, capital lease rent, depreciation and amortization in excess of $30 million.

     The  Company's  principal executive offices are  located  at
2800  Fremont  Street,  Las Vegas, Nevada 89104.   The  telephone
number is (702) 385-9141.

                          RISK FACTORS

     EACH  PROSPECTIVE  INVESTOR SHOULD  CAREFULLY  CONSIDER  THE
FOLLOWING FACTORS, AMONG OTHERS, IN EVALUATING THE COMPANY BEFORE
PURCHASING THE SHARES OR WARRANTS.

     COMPETITION. The Atlantic City Showboat competes with 11 other casino hotels in Atlantic City containing, in the aggregate, approximately 788,000 square feet of casino space and approximately 8,400 rooms. In addition, the Atlantic City Showboat competes with Foxwood's High Stakes Bingo and Casino on the Mashantucket Pequot Indian Reservation in Ledyard, Connecticut. Competition among casino hotels in Atlantic City is intense. Casino hotels in Atlantic City generally compete on the basis of promotional allowances, entertainment, advertising, service provided to patrons, caliber of personnel, attractiveness of the hotel and casino areas and related amenities.

     The Las Vegas Showboat competes generally with approximately 130 casinos in Clark County, Nevada, which includes the cities of Las Vegas, Henderson, Laughlin and Mesquite. Competition among casinos in Clark County is intense. The Company has experienced increased competition from new and existing Las Vegas hotel casinos which have also sought to attract slot machine players and Las Vegas-area residents, including construction of a new hotel casino and renovation of another hotel casino which are located on Boulder Highway near the Las Vegas Showboat. The Company anticipates continuing increased competition for these customers.

     The Company believes that the growing legalization of casino gaming in states other than New Jersey and Nevada, including Colorado, Connecticut, Illinois, Iowa, Indiana, Louisiana, Mississippi, Missouri, and South Dakota, and on various Indian reservations has not to date had a material adverse impact on its operations. The legalization of casino and other gaming venues in states close to Nevada, particularly California, or in or near New Jersey, particularly Delaware, Maryland, New York or Pennsylvania, may have a material adverse effect on the Company's business. Gaming legislation has been introduced, but not passed, in Pennsylvania and has received an initial approval in New York.

     The Company expects that many riverboat casinos, land-based casinos, and Indian gaming will be licensed eventually throughout the United States. Moreover, each announced opportunity will compete with other nearby gaming operations. See "The Company - Expansion Opportunities." Some of these gaming operations may be owned by companies that are larger and have significantly greater financial and other resources than the Company. Given these factors, it is possible that substantial competition will arise which could adversely affect the Company's existing and proposed operations. The Company's ability to maintain its competitive position may require the expenditure of significant funds on an ongoing basis at all of its casino properties.

     NEW GAMING JURISDICTIONS AND EXPANSION OPPORTUNITIES. The Company is actively pursuing potential gaming opportunities in certain jurisdictions where gaming has recently been legalized, as well as jurisdictions where gaming is not yet, but is expected soon to be legalized. There can be no assurance that legislation to legalize gaming will be enacted in any additional jurisdictions, that any properties in which the Company may have invested will be compatible with any gaming legislation so enacted, that legalized gaming will continue to be authorized in any jurisdiction or that the Company will be able to obtain the required licenses in any jurisdiction.

     Furthermore, competition for the development of new gaming opportunities has intensified as established and newly organized gaming companies compete for a limited number of sites and licenses. There can be no assurance that attractive opportunities to develop new gaming operations will be available to the Company.

     The Company may invest in real property related to potential gaming opportunities. Such investments are subject to the risks generally incident to the ownership of real property, including changes in economic conditions, environmental risks, governmental regulations and other circumstances over which the Company may have little or no control. There can be no assurance that the Company will be able to recover its investment in any such property.

     LEVERAGE AND DEBT SERVICE.  As of June 30, 1995, the Company
had   long-term  obligations  of  approximately  $392.2  million, inclusive of current maturities, and total stockholders' equity of approximately $158.9 million.

     The Company has significant interest expense. The Company's ratio of earnings to fixed charges was 1.7 to 1 and 1.5 to 1 for the year ended December 31, 1994 and the six months ended June 30, 1995, respectively. The Company's ability to satisfy its obligations is dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company, affecting business operations of the Company. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company.

     SYDNEY   HARBOUR  CASINO  -  RISK  OF  CONSTRUCTION   DELAYS
LITIGATION. The Sydney Harbour Casino is currently being constructed at a total cost, including licensing fees, of approximately A$1.2 billion. The Company invested A$135.0 million in Sydney Harbour Casino. The construction of the Sydney Harbour Casino will be subject to the risks of delay and higher expenses to which construction projects of this type are exposed due to factors such as shortage of materials or skilled labor, structural engineering, environmental and/or geological problems, work stoppages and weather interference. Accordingly, there can be no assurance that the Sydney Harbour Casino will be completed or completed in a timely manner and within budget.

     Following the receipt of the gaming license in New South Wales, Australia, Darling Harbour Casino Limited ("DHCL") initiated legal proceedings in both the Land & Environment Court of the State of New South Wales and the Administrative Law Division of the Supreme Court. The action in the Land & Environment Court sought to invalidate the approved development plans for the casino and this action was dismissed in April 1995. DHCL has filed a notice of appeal of the dismissal. The action in the Supreme Court seeks to nullify the issues of the casino license. Sydney Harbour Casino intends to virorously defend these actions. However, no assurance can be given regarding the eventual outcome of either lawsuit.

     RISKS OF POTENTIAL DISRUPTIONS FROM CONSTRUCTION. Construction on the $18.5 million renovation and expansion of the Las Vegas Showboat began during 1995 and will take approximately 6 months to complete. The construction of the renovation and expansion project will disrupt casino operations and will require, that a significant portion of the casino area be temporarily closed. The resulting loss of casino revenues could be significant. Any significant disruption in casino operations, could have a material adverse effect on the Company's business and results of operations.

     TAXATION. The Company believes that the prospect of significant additional revenue is one of the primary reasons that jurisdictions have legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and state income taxes, and such taxes and fees are subject to increase at any time. The Company pays substantial taxes and fees with respect to its operations and will likely incur similar burdens in any other jurisdiction in which it may conduct gaming operations in the future. In addition, there have been suggestions from time to time to tax all gaming establishments at the federal level. Any increase in the Company's tax rates would adversely affect the Company.

     LOSS OF A RIVERBOAT FROM SERVICE. A riverboat, such as the proposed East Chicago and St. Louis Riverboats, could be lost from service for a variety of reasons, including casualty, mechanical failure or extended or extraordinary maintenance or inspection. U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. To comply with this inspection requirement, which could take a substantial amount of time, the riverboats, that the Company operates in the future must be taken to a U.S. Coast Guard approved dry docking facility.

     HOTEL/GAMING BUSINESS. The Company is subject to the risks inherent in the hotel and gaming operations business. Gaming activity can vary significantly as a result of a number of factors, including the competitive environment, hotel occupancy rate, and general economic conditions, and is subject to substantial governmental regulation. See "Regulatory Matters." Additionally, hotel and gaming operations are subject to the imposition of special taxes or assessments by regulatory bodies. Any new tax or assessment may have an adverse impact on the Company's operations.

     REGULATORY MATTERS. The ownership and operation of the Las Vegas Showboat, the Atlantic City Showboat and other gaming facilities which may be operated by the Company in the future are subject to extensive regulation by state and local gaming authorities in Nevada, New Jersey, and in other states and foreign countries the Company may conduct business in the future (collectively, the "Gaming Authorities"). The Company may be required to disclose to the Gaming Authorities, upon request, the identities of the Company's securityholders. The Gaming Authorities may, in their discretion, (i) require securityholders of the Company to file applications in states in which the Company does business; (ii) investigate such securityholders; and
(iii) require such securityholders to be found suitable or qualified to own such securities. Pursuant to the regulations of the Gaming Authorities, the Company may be sanctioned, including the loss of its approvals, if, without prior approval of the Gaming Authorities, it (i) pays to the unsuitable or unqualified person any dividend, interest or other distribution;
(ii) recognizes any voting right by such unsuitable or unqualified person in connection with the securities; (iii) pays the unsuitable or unqualified person remuneration in any form; or
(v) makes any payments to the unsuitable or unqualified person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

     DEVELOPMENT OF NEW FACILITIES. The development of any significant new venture which requires the Company to make a substantial capital investment may require additional debt or equity financing. There can be no assurance that the cash flow generated by the operations of the Company or any other new venture will be sufficient to service any additional debt which may be incurred in connection therewith. In addition there can be no assurance that additional financing can be obtained which is acceptable to the Company.

     The opening of any new facility, such as the Sydney Harbour Casino, or expansion of an existing facility will be contingent upon the completion of construction, hiring and training of experienced management and sufficient personnel and receipt of all regulatory licenses, permits, allocations and authorizations. The scope of the approvals required to construct and open a new facility or expand an existing facility may be extensive, and the failure to obtain such approvals could prevent or delay the completion of construction or opening of all or part of such facilities or otherwise affect the design and features of the project. Major construction projects, such as the Sydney Harbour Casino or another new casino development, entail significant risks, including management's ability to control and manage such projects effectively, shortages of materials or skilled labor, engineering, environmental or regulatory problems, work stoppages, weather interference and unanticipated cost increases. Accordingly, there can be no assurance that any project, including the Sydney Harbour Casino, will be completed on time or within budget or that unanticipated delays or cost increases will not have a material adverse effect on any project.

     The Company is pursuing a number of gaming opportunities. In many cases, the Company is competing against other gaming companies, some of which may have greater financial resources. There can be no assurance that these opportunities will be realized by the Company. The Company reserves the right to cease pursuing any of the gaming opportunities at any time.

ABSENCE OF PUBLIC TRADING MARKET

     The Warrants constitute a new issue of securities, have no established trading market and may not be widely distributed. The SEC has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any such registration statement filed by the Company for a variety of reasons. Failure to have the registration statement declared effective could adversely affect the liquidity and price of the Warrants. If a market does develop, the price of the Warrants may fluctuate and liquidity may be limited. If a market for the Warrants does not develop, purchasers may be unable to resell such securities for an extended period of time, if at all.

                         USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Warrants and Shares which are being sold by the Selling Security Holders. Any proceeds from the exercise of the Warrants, to the extent that the Warrants are exercised, will be used by the Company for general corporate purposes.

            PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's Common Stock has been listed on the NYSE since May 30, 1984 under the symbol "SBO." The range of high and low sales prices per share as reported on the NYSE Composite Tape, and the dividends declared by the Company, for each quarter in 1993, 1994 and 1995 are as follows:

                                                                Dividends
                                              High        Low    declared
Year ended December 31, 1993
  Quarter ended March 31, 1993              24 5/8     15 3/8        .025
  Quarter ended June 30, 1993               24 3/8     17 5/8        .025
  Quarter ended September 30, 1993          21 1/2     15 3/8        .025
  Quarter ended December 31, 1993           23 3/8     15 5/8        .025

Year ended December 31, 1994
  Quarter ended March 31, 1994                  21     16 1/4        .025
  Quarter ended June 30, 1994               22 7/8     15 3/8        .025
  Quarter ended September 30, 1994          17 7/8     13 1/8        .025
  Quarter ended December 31, 1994           14 1/2     11 3/4        .025

Year ended December 31, 1995
  Quarter ended March 31, 1995              15 3/4     13 1/2        .025
  Quarter ended June 30, 1995               18 5/8     13 1/2        .025
  Quarter  ended  September  30, 1995       24         17 1/2        .025
  (through September 6, 1995)

     On  September  6,  1995, the closing price of  the  Company's
Common  Stock on the New York Stock Exchange was 23 3/4.   There
were  approximately  1,796 holders of  record  of  the  Company's
Common Stock as of September 6, 1995.

     The Company has paid quarterly dividends since 1970. The declaration and payment of dividends is at the discretion of the Board of Directors. The Board of Directors considers, among other factors, the Company's earnings, financial condition and capital spending requirements in determining the appropriate dividend.

     The Company and its subsidiaries are restricted in the payment of cash, dividends, loans or other similar transactions by the terms of Indentures executed by the Company in connection with the issuance of (i) 9 1/4% First Mortgage Bonds Due 2008 and
(ii) 13% Senior Subordinated Notes Due 2009. See "Management's Discussion and Analysis - Liquidity and Capital Resources" the Company's 10-K for the year ended December 31, 1994.


                    SELLING SECURITY HOLDERS

     The following table lists the names of the persons whose Warrants and Shares are covered by this Prospectus (the "Selling Security Holders"), and for each, the number of Warrants and/or Shares beneficially owned at the commencement of the offering, the number of Warrants and/or Shares being offered for sale and the number of Warrants and/or Shares to be beneficially owned after the offering. The columns "Number of Shares Owned at Commencement of Offering" and "Number of Shares Being Offered" include all of the Shares issuable upon exercise of the Warrants held by each Selling Security Holder. An affiliate of the Selling Security Holder, Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), has acted as an underwriter to the Company from time to time in connection with its public offerings for over 10 years. An affiliate of the Underwriter provided a standby bridge loan commitment to the Company relating to the Company's investment in SHCL, for which it received customary fees, [including the Warrants].

                                  Warrants                      Common Stock(1)

                          Number
                            of               Number       Number of
                         Warrants    Number    of           Shares
                         Owned at      of    Warrants      Owned at   Number of
                         Commence-  Warrants  Owned       Commence-    Shares      Number of
                          ment of    Being    After        ment of      Being     Shares Owned
   Selling Security      Offering   Offered  Offering      Offering    Offered   After Offering
        Holder

DLJ Capital Corporation   93,686     93,686     0           93,686     93,686          0
Equitable Life            41,387     41,387     0           41,387     41,387          0
Assurance Society of
 the United States
Equitable Variable Life    8,563      8,453     0            8,563      8,563          0
 Insurance Company

DLJ First ESC LLC          6,364      6,364     0            6,364      6,364          0

__________________________
(1)Beneficial ownership for each of the Selling Security Holders does not exceed 1% of the outstanding common stock at the commencement of the offering or after the offering.

                       PLAN OF DISTRIBUTION

     The Warrants and Shares may be sold from time to time to purchasers directly by any of the Selling Security Holders or, alternatively, any of the Selling Security Holders may from time to time offer the Warrants and Shares through dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Warrant and Shares for whom they may act as agent. Any discounts, commissions or concessions received by any such dealers or agents and any profits on the sale of Warrants and Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of Warrants and Shares is made, if required by applicable law or regulations, a Prospectus Supplement will have to be distributed which will set forth the aggregate amount of Warrants and Shares being offered and the terms of the offering, including the name or names of any dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or paid to dealers. Guidelines adopted by the National Association of Securities Dealers, Inc. ("NASD") set forth the maximum commission that any NASD member firm can receive in connection with a distribution of any of the Warrants and Shares without further clearance from the NASD. If required by applicable law or regulations, a Prospectus Supplement and/or a post-effective amendment to the Registration Statement of which this Prospectus is a part will have to be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Warrants and Shares, including, if applicable, the factors used to determine the price of the Warrants and Shares then being offered.

     Subject to the preceding paragraph, the Warrants and Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and/or dealers. The Shares are listed on the NYSE and may also be sold in transactions  on  the NYSE.  The Warrants are not  listed  on  an exchange and there is no public market for the Warrants. In addition, the Warrants and Shares may be sold, to the extent permitted, from time to time in transactions effected in accordance with the provision of Rule 144 under the Securities Act.

     Upon  applicable  rules and regulations under  the  Exchange
Act, any person engaged in a distribution of the Warrants and Shares may not bid for or purchase the Warrants and Shares until after such person has completed his or her participation in such distribution, including the period of nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Security Holders and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-2, 10b-6, and 10b-7, which provisions may affect the timing of purchases and sales of any of the Warrants and Shares by the Selling Security Holders and any such other person. All of the foregoing may affect the marketability of the Warrants and Shares and the ability of any person or entity to engage in market making activities with respect to the Warrants and Shares.

     Pursuant to prior agreements entered into with the Selling Security Holders, the Company will pay substantially all of the expenses incident to the registration, offering and sale of the Warrants and Shares to the public, other than commissions and discounts of dealers or agents.

                     DESCRIPTION OF WARRANTS

     The  Warrants  are issued in fully registered form  under  a
Warrant Agreement dated as of May 6, 1994 (the "Warrant Agreement"), between the Company and DLJ Bridge Finance ("DLJ"), an affiliate of the Selling Security Holders. A copy of the form of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject, and is qualified in its entirety by reference, to all the provisions of the Warrants and the Warrant Agreement, including the definitions therein of certain terms. All capitalized terms not otherwise defined herein have the meanings assigned in the Warrant Agreement.

EXERCISE OF WARRANTS

     Each Warrant entitles the holder thereof to purchase one share of Common Stock of the Company at a price of $15.50. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment. The Warrants may be exercised at any time until 5:00 p.m. New York City Time on May 6, 1999. The exercise price of the Warrants will be payable at the holder's option either (i) in cash,
(ii) by certified check or official bank check payable to the order of the Company, or (iii) by surrender of debt or preferred equity securities of the Company having a principal amount or liquidation preference, as the case may be, equal to the aggregate exercise price to be paid. In the alternative, each holder of Warrants may exercise its rights to receive Shares on a net basis, such that, without the exchange of any funds, the holder of Warrants receives that number of Shares otherwise issuable upon exercise of its Warrants less that number of Shares having an aggregate Quoted Price at the time of exercise equal to the aggregate exercise price that would otherwise have been paid by the holder of the Shares. The Warrants shall be exercisable, at the option of the holders thereof, either in full or from time to time in part (in whole shares).

PAYMENT OF TAXES

     The Company shall pay all documentary stamp taxes attributable to the initial issuance of Shares upon the exercise of the Warrants; provided, however, the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any certificates for Warrants or any certificates for Shares in a name other than that of the registered holder of a Warrant surrendered upon the exercise of a Warrant.

STOCK EXCHANGE LISTING

     The Company shall take all action which may be necessary so that the Shares, immediately upon their issuance upon the exercise of the Warrants, will be listed on the NYSE or other principal securities exchanges and markets, if any, on which other shares of Common Stock of the Company are listed.

ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES

     The Exercise Price and the number of Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of certain events.

ADJUSTMENTS FOR CHANGE IN CAPITAL STOCK

     The exercise and the number of Shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of (a) the payment of a stock dividend or distribution, the occurrence of a stock split or reverse-split, the reclassification of Common Stock or the reorganization, merger, or consolidation of the Company; (b) the distribution to stockholders generally of evidence of indebtedness or assets of the Company or rights or options to, or securities convertible into or exchangeable or exercisable for, the same or (c) the issuance of Common Stock at a price less the then current market value of the Common Stock or rights or options to, or securities convertible into or exchangeable or exercisable for, the same. No adjustment in the exercise price need be made unless the adjustment would require an increase or decrease of at least 1% in the exercise price of the Warrant. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

     No adjustment need be made for a transaction if Warrant holders agree to participate in the transaction on a basis and with notice that the Board of Directors determined to be fair and appropriate in light of the basis and notice on which the holders of Common Stock participate in the transaction. No adjustment need be made for rights to purchase Common Stock pursuant to the Company's plan for reinvestment of dividends or interest. Additionally, no adjustment need be made for a change in the par value or no par value of the Common Stock. To the extent the Warrants become convertible to cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

  CURRENT MARKET PRICE

     The current market price per share of Common Stock on any date is the average of the Quoted Prices of the Common Stock for 30 consecutive trading days commencing 45 trading days before the date in question. The "Quoted Price" of the Common Stock is the last reported sales price of the Common Stock as reported by the NYSE, or if the Common Stock is listed on another securities exchange, the last reported sales price of the Common Stock on such exchange which shall be for consolidated trading if applicable to such exchange, or as reported by NASDAQ, National Market System, or if neither so reported or listed, the last reported bid price of the Common Stock. In the absence of one or more such quotations, the Board of Directors of the Company shall determine the current market price on the basis of such quotations as it in reasonable good faith considers appropriate.

  REORGANIZATION OF THE COMPANY

     If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant
immediately   before  the  effective  date  of  the  transaction.
Concurrently  with  the  consummation of  such  transaction,  the corporation formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for above. The successor shall mail to Warrant holders a notice describing the supplemental Warrant Agreement. If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.

  WHEN ISSUANCE OR PAYMENT MAY BE DEFERRED

     In any case in which the Warrant Agreement shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price and (ii) paying to such holder any amount in cash in lieu of a fractional share; PROVIDED, HOWEVER, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.


                   DESCRIPTION OF COMMON STOCK

     The authorized Common Stock of the Company consists of 50,000,000 shares of Common Stock, $1.00 par value. All outstanding Shares of Common Stock are fully paid and nonassessable. The Shares that are to be sold hereby are fully paid and nonassessable. All holders of Common Stock have the right to cast one vote for each Share held of record on any matter coming before the Security Holders for a vote. Security Holders have no preemptive or subscription rights. There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock.

                          LEGAL MATTERS

     Certain legal matters with regard to the validity of the Warrants and Shares will be passed upon for the Company by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada. H. Gregory Nasky, of counsel to the law firm of Kummer Kaempfer Bonner & Renshaw, is a Director and the Secretary of the Company.

                             EXPERTS

     The consolidated financial statements and schedules of the Company and its subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission, which are incorporated by reference herein and elsewhere in the Registration Statement, have been included and incorporated by reference herein and elsewhere in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, included and incorporated by reference herein and elsewhere in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                             PART II


INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses set forth below will be borne entirely by the Company:

                           ITEM                               AMOUNT
Securities and Exchange Commission Registration Fee          $ 1,250
Blue Sky Fees                                                    500
NASD Fees                                                        -0-
New York Stock Exchange Listing Fee                              -0-
Transfer Agents' Fees                                            -0-
Legal Fees and Expenses                                       15,000
Accounting Fees and Expenses                                   5,000
Miscellaneous Expenses                                           -0-
Total                                                        $21,750

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ARTICLES OF INCORPORATION. Section 78.037 of the Nevada Revised Statutes and Article XI of the Company's Articles of
Incorporation contain provisions that eliminate or limit, in certain situations, the personal liability of a director or officer of the Company. The Articles of Incorporation provide that a director or officer of the Company will not be personally liable to the Company or its shareholders for breach of his fiduciary duty as a director or officer, but Article XI does not eliminate or limit the director's or officer's liability for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the unlawful payment of distributions.

     BYLAWS.   Section 78.751 of the Nevada Revised Statutes  and
Article VIII of the Company's Bylaws contain provisions for the indemnification of directors, officers, employees or agents of the Company. The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner which the individual reasonably believed to be in or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Where the action or suit for which indemnification is sought is one brought by or in the name of the Company to procure a judgment in the Company's favor, no indemnification shall be made in respect to any claim, issue, for matter as to which such person has been adjudged to be liable or negligence or misconduct in the performance of such person's duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification, despite the adjudication of liability.

     The indemnification discussed above shall only be made where a determination is made that such indemnification is proper in the circumstances because such person has met the applicable standard of conduct discussed above. Such determination is to be made: (i) by the shareholders; (ii) by a majority vote of the Board of Directors consisting of a quorum of disinterested directors; (iii) if such a quorum of disinterested directors so orders; or (iv) if such a quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion.

     To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding of the type discussed above, the Bylaws state that such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with such defense.

     Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall be ultimately determined that he is entitled to indemnification by the Company as authorized by the Bylaws.

     The indemnification described above does not exclude any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors under the Articles of Incorporation or Bylaws, if amended to so provide in the future or otherwise, and the above right shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     The Company's Bylaws also indemnify the spouses of the Company's directors and officers for such director's or officer's acts if such spouses were or are a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding due to the fact that they are married to a director or officer of the Company. Each spouse's indemnification rights are governed by Article VIII of the Bylaws.

     INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each member of the Board of Directors and certain officers of the Company (individually, an "Indemnified Person"). The agreement provides that the Company will hold harmless and indemnify such Indemnified Person in certain specified instances and, in any event, to the fullest extent authorized or permitted by law. However, no such specified indemnity shall be paid by the Company if payment is actually made to such Indemnified Person under an insurance policy (except in the event that an award is in excess of the insured amount, in which case the payment may be made for such excess); aggregate losses do not exceed $1,000; the Indemnified Person is indemnified by the Company otherwise than pursuant to the indemnity agreement; a judgment is rendered against such Indemnified Person for the payment of dividends or other distributions in violation of Section 78.300 the Nevada Revised Statutes, as amended; a judgment is rendered against such Indemnified Person for "short swing" profits pursuant to
Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar state and local laws; such Indemnified Person's conduct is finally adjudged by a court of competent jurisdiction to have involved intentional misconduct, fraud or a knowing violation of the law and such conduct was material to the cause of action; a judgment is rendered against such person by a court of competent jurisdiction, after exhaustion of all appeals therefrom, and the court determines that such Indemnified Person is not entitled to indemnity; or, except as otherwise provided in such agreement, the Indemnified Person initiates or maintains an action against the Company or the Company's directors, officers, employees or other agents.

     All agreements and obligations of the Company contained in the indemnity agreement shall continue during the period the person is serving in such position and shall continue so long as such person shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding.

ITEM 16.  EXHIBITS



EXHIBIT
NUMBER   DESCRIPTION(1)

4.01     Specimen  Common Stock Certificate for the Common  Stock
         of  the Company is incorporated herein by reference from
         the Company's Registration Statement under Form S-3 (Registration No. 33-54327) filed July 8, 1994, Part
         II, Item 16, Exhibit 4.01.
4.02 Restated Articles of Incorporation of the Company dated June 10, 1994 is incorporated herein by reference from the Company's Registration Statement under Form S-3 (Registration No. 33-54327) filed July 8, 1994, Part
         II, Item 16, Exhibit 4.01.
4.03     Restated  Bylaws of the Company dated February 25,  1993
         is  incorporated herein by reference from the  Company's
         Annual   Report  on  Form  10-K  for  the   Year   Ended
         December  31,  1992,  Part IV,  Item  14(a)(3),  Exhibit
         3.02.
4.04     Indenture  relating to the  9 1/4%  First Mortgage Bonds
         due 2008 is incorporated by reference from the Company's Current Report on Form 10-K dated May 18, 1993, Item 5,
         Exhibit 28.01.
4.05     Indenture relating to the 13% Senior Subordinated  Notes
         due 2009, including form of Note, is incorporated herein by reference from the Company's Current Report on  Form  8-K dated August 10, 1994, Item 7(c),  Exhibit
         4.01.
4.06 Warrant Agreement dated May 6, 1994, by and between the Company and DLJ Bridge Finance, Inc., including form of
         Warrant   Certificate,   is   incorporated   herein   by
         reference 4 from the Company's Current Report on Form 8-
         K dated August 10, 1994, Item 7(c), Exhibit 99.01.
5.01     Opinion  and consent of Kummer Kaempfer Bonner & Renshaw
         as to the legality of securities being registered.
24.01    Consent  of Kummer Kaempfer Bonner & Renshaw,  contained
         in Exhibit 5.01.
24.02    Consent of the KPMG Peat Marwick.
25.01    Power of Attorney (see p. II-6).
------------------
(1) All exhibits which are incorporated by reference are incorporated from the company's respective periodic reports, Securities and Exchange Commision File No. 1-7123

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the security being registered hereby which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by the paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

                           SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF LAS VEGAS, STATE OF NEVADA ON SEPTEMBER 6, 1995.



                            SHOWBOAT, INC.




                            By:  /s/J.K. Houssels, III
                                 J.K. HOUSSELS, III
                                 President and Chief Executive
                                 Officer


THE UNDERSIGNED DIRECTORS AND OFFICERS OF THE SHOWBOAT, INC. HEREBY APPOINT LEANN SCHNEIDER OR JOHN N. BREWER AS ATTORNEY-IN-FACT FOR THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, FOR AND IN THE NAME, PLACE AND STEAD OF THE UNDERSIGNED, TO SIGN AND FILE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE
SECURITIES ACT OF 1933 ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) AND EXHIBITS TO THIS REGISTRATION STATEMENT AND ANY AND ALL APPLICATIONS AND OTHER DOCUMENTS TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PERTAINING TO THE REGISTRATION OF THE SECURITIES COVERED HEREBY, WITH FULL POWER AND AUTHORITY TO DO AND PERFORM ANY AND ALL ACTS AND THINGS WHATSOEVER REQUISITE AND NECESSARY OR DESIRABLE, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT, OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF  1933,
THIS  REGISTRATION  STATEMENT HAS BEEN SIGNED  BY  THE  FOLLOWING
PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



     SIGNATURES                       TITLE                   DATE

                             Chairman of the Board        September __, 1995
J.K. Houssels

/s/J.K. Houssels, III        Director, President and      September  6, 1995
J.K. Houssels, III           Chief Executive Officer

/s/Leann Schneider           Vice President-Finance,      September  6, 1995
Leann Schneider              Treasurer and Chief
                             Financial Officer
                             (Principal Accounting
                             Officer)

/s/William C. Richardson     Director                     September  6, 1995
William C. Richardson

                             Director                     September __, 1995
John D. Gaughan

/s/Jeanne Stewart            Director                     September  6, 1995
Jeanne Stewart

/s/Frank A. Modica           Director                     September  6, 1995
Frank A. Modica

                             Director, Executive Vice     September __, 1995
H. Gregory Nasky             President and Secretary

/s/George A. Zettler         Director                     September  6, 1995
George A. Zettler

/s/Carolyn M. Sparks         Director                     September  6, 1995
Carolyn M. Sparks

                          EXHIBIT INDEX




EXHIBIT
NUMBER                                                         PAGE

4.01 Specimen Common Stock Certificate for the Common Stock of the Company is incorporated herein by reference from the Company's Registration Statement under Form S-3 (Registration No. 33-54327) filed July 8, 1994, Part II, Item 16,
         Exhibit 4.01.
4.02 Restated Articles of Incorporation of the Company dated June 10, 1994 is incorporated herein by reference from the Company's Registration Statement under Form S-3 (Registration No. 33-54327) filed July 8, 1994, Part II, Item 16,
         Exhibit 4.01.
4.03 Restated Bylaws of the Company dated February 25, 1993 is incorporated herein by reference from the Company's Annual Report on Form 10-K for the Year Ended December 31, 1992, Part IV, Item 14(a)(3),
         Exhibit 3.02.
4.04 Indenture relating to the 9 1/4% First Mortgage Bonds due 2008 is incorporated by reference from the Company's Current Report on Form 10-K dated May 18, 1993, Item 5, Exhibit 28.01.
4.05 Indenture relating to the 13% Senior Subordinated Notes due 2009, including form of Note, is incorporated herein by reference from the Company's Current Report on Form 8-K dated August 10, 1994, Item 7(c), Exhibit 4.01.
4.06 Warrant Agreement dated May 6, 1994, by and between the Company and DLJ Bridge Finance, Inc., including form of Warrant Certificate, is incorporated herein by reference 4 from the Company's Current Report on Form 8-K dated August 10, 1994, Item 7(c), Exhibit 99.01.
5.01 Opinion and consent of Kummer Kaempfer Bonner & Renshaw as to the legality of securities being registered.
24.01    Consent   of  Kummer  Kaempfer  Bonner  &  Renshaw,
         contained in Exhibit 5.01.
24.02    Consent of the KPMG Peat Marwick.
25.01    Power of Attorney (see p. II-6).